Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Net Income of less than $0.01 per Diluted Share for the Fourth Quarter and $0.17 per Diluted Share for the Full Year

Normalized FFO of $0.27 per Diluted Share for the Fourth Quarter
and $1.07 per Diluted Share for the Full Year

Company Introduces 2022 Full-Year Normalized FFO Guidance of $1.11 to $1.15 per Diluted Share

VIRGINIA BEACH, VA, February 10, 2022 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter and year ended December 31, 2021 and provided an update on current events.

Highlights include:

•Net income attributable to common stockholders and OP Unit holders of $0.4 million, or less than $0.01 per diluted share, for the quarter ended December 31, 2021 compared to $1.9 million, or $0.02 per diluted share, for the quarter ended December 31, 2020. Net income attributable to common stockholders and OP Unit holders of $13.9 million, or $0.17 per diluted share, for the year ended December 31, 2021 compared to $29.8 million, or $0.38 per diluted share, for the year ended December 31, 2020.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $19.9 million, or $0.24 per diluted share, for the quarter ended December 31, 2021 compared to $19.5 million, or $0.25 per diluted share, for the quarter ended December 31, 2020. FFO of $85.4 million, or $1.05 per diluted share, for the year ended December 31, 2021 compared to $83.0 million, or $1.06 per diluted share, for the year ended December 31, 2020.

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $21.9 million, or $0.27 per diluted share, for the quarter ended December 31, 2021 compared to $19.9 million, or $0.25 per diluted share, for the quarter ended December 31, 2020. Normalized FFO of $87.3 million, or $1.07 per diluted share, for the year ended December 31, 2021 compared to Normalized FFO of $86.2 million, or $1.10 per diluted share, for the year ended December 31, 2020.

•Introduced 2022 full-year Normalized FFO guidance in the range of $1.11 to $1.15 per diluted share, as set forth in the separate presentation that can be found on the Investors page of the Company's website, ArmadaHoffler.com. Executive management of the Company will provide further details regarding its 2022 earnings guidance during today's webcast and conference call.

•Stabilized operating property portfolio occupancy increased to 96.7% as of December 31, 2021. Office occupancy was 96.8%, retail occupancy was 96.0%, and multifamily occupancy was 97.4%.

•Positive releasing spreads on office and retail lease renewals of 8.9% on a GAAP basis and 3.6% on a cash basis during the fourth quarter and 9.0% on a GAAP basis and 4.9% on a cash basis during 2021.
•Same Store Net Operating Income ("NOI") increased 4.7% on a GAAP basis and 7.9% on a cash basis compared to the quarter ended December 31, 2020, and 2.5% on a GAAP basis and 6.3% on a cash basis compared to the year ended December 31, 2020.

•Increased quarterly cash dividend from an annualized amount of $0.44 to $0.68 during 2021, representing an increase of 54.5%.

•Completed the disposition of student housing asset Johns Hopkins Village for $75M.

•Commenced construction of a mixed-use development project, Southern Post in Roswell, Georgia in the fourth quarter of 2021.

•Completed the acquisition of Class A+ mixed-use Exelon Building in Baltimore's Harbor Point during the first quarter of 2022. The features a 444,000 square feet of Class A office space, 103 multifamily units, 38,500 square feet of retail space, and 750 parking spaces, which will complement the Company's existing Harbor Point portfolio and development.

"Coming off of a year of outperforming our original guidance by 7%, 2022 is a year where our focus is to continue growing NAV through materially increasing the quality of portfolio NOI, accretive acquisitions, and multifamily development deliveries,” said Lou Haddad, President & CEO. “We anticipate that our activities over the course of 2022 will build a solid case for expansion of our multiple while we continue to ramp earnings and dividends over the next few years."
Financial Results

The fourth quarter changes in net income, FFO and Normalized FFO attributable to common stockholders and OP Unit holders as compared to the fourth quarter of 2020 were positively impacted by higher property operating income due to acquisitions and developments and improved same-store performance and were negatively impacted by lower gross profit on the construction segment due to less third party revenue and higher interest expense. Additionally, the fourth quarter changes in net income and FFO attributable to common stockholders and OP Unit holders as compared to the fourth quarter of 2020 were negatively impacted by the loss on extinguishment of debt and positively impacted by changes in fair value of interest rate derivatives. Furthermore the fourth quarter net income attributable to common stockholders and OP Unit holders as compared to the fourth quarter of 2020 was negatively impacted by impairment charges recognized on the two Charleston student housing properties and positively impacted by higher gain on real estate dispositions, which was primarily caused by the $14.4 million gain on sale of Johns Hopkins Village multifamily property in 2021.

Full year net income, FFO and Normalized FFO attributable to common stockholders and OP Unit holders as compared to 2020 were positively impacted by higher property operating income due to acquisitions and developments and improved same-store performance. Net income, FFO and Normalized FFO attributable to common stockholders and OP Unit holders as compared to 2020 were negatively impacted by lower gross profit on the construction segment due to less third party revenue, lower interest income from mezzanine lending activities, higher interest expense, and higher preferred stock dividends due to the issuance of additional preferred stock during 2020. Additionally, full year net income and FFO attributable to common stockholders and OP Unit holders as compared to 2020 were negatively impacted by loss on extinguishment of debt and positively impacted by mark-to market gains on interest rate derivatives due to higher forward London Inter-Bank Offered Rate ("LIBOR") projections. Furthermore the full year net income attributable to common stockholders and OP Unit holders as compared to 2020 was negatively impacted by impairment recognized on two Charleston student housing properties and was positively impacted by higher gain on real estate dispositions, which was primarily caused by the $14.4 million gain on sale of Johns Hopkins Village multifamily property in 2021.

Operating Performance

At the end of the year, the Company’s retail, office, and multifamily core operating property portfolios were 96.0%, 96.8%, and 97.4% occupied, respectively.

Total third-party construction contract backlog was $215.5 million at the end of the year.

Balance Sheet and Financing Activity

As of December 31, 2021, the Company had $957.4 million of total debt outstanding, including $5.0 million outstanding under its revolving credit facility and $205.0 million outstanding under its senior unsecured term loan facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 56% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of December 31, 2021. After considering LIBOR and Secured Overnight Financing Rate interest rate caps with strike prices at or below 50 basis points, 96% of the Company’s debt is now fixed or hedged.

Outlook

The Company is introducing its 2022 full-year Normalized FFO guidance in the range of $1.11 to $1.15 per diluted share, as set forth in the separate presentation that can be found on the Investors page of the Company's website, ArmadaHoffler.com. The following table outlines the Company's assumptions along with Normalized FFO per diluted share estimates for 2022. The Company's executive management will provide further details regarding its 2022 earnings guidance during today's webcast and conference call.

Full-year 2022 Guidance [1]	Expected Ranges
Total NOI	$146.4M	$147.4M
Construction Segment Gross Profit	$7.2M	$8.3M
G&A Expenses	$15.8M	$16.3M
Mezzanine Interest Income	$14.6M	$15.0M
Interest Expense[2]	$37.9M	$38.6M
Normalized FFO per diluted share [3]	$1.11	$1.15

[1] Includes the following assumptions:
•Acquisition of Exelon building, located in Baltimore’s Harbor Point, which closed on January 14, 2022
•Disposition of two student housing assets in Charleston for $80M during the second quarter of 2022
•Interest expense, net of interest rate caps, based on the Forward LIBOR Curve ending 2022 at 1%
•Acquisition targets up to $100M, closing during the second half of 2022
•Begin funding new $20M preferred equity loan for Solis City Park multifamily project during the first quarter of 2022
•Interlock Commercial mezzanine loan paid down by $14M during the first quarter, then fully paid off in early 2023
•Opportunistic sale of common stock through the ATM program

[2] Includes the interest expense on finance leases

[3] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, provision for non-cash unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 10, 2022 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Thursday, March 10, 2022 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13726027.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with over four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties, and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's mezzanine program, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook, guidance and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading "Risk Factors" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the other documents filed by the Company with the Securities and Exchange Commission (the "SEC") from time to time. The Company’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in the Company’s filings with the the SEC. These factors include, without limitation: (a) the impact of the coronavirus (COVID-19) pandemic on macroeconomic conditions and economic conditions in the markets in which the Company operates, including, among others: (i) disruptions in, or a lack of access to, the capital markets or disruptions in the Company’s ability to borrow amounts subject to existing construction loan commitments; (ii) adverse impacts to the Company’s tenants’ and other third parties’ businesses and financial condition that adversely affect the ability and willingness of the Company’s tenants and other third parties to satisfy their rent and other obligations to the Company, including deferred rent; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases or to re-lease the Company’s properties on the same or better terms in the event of nonrenewal or early termination of existing leases; and (iv) federal, state and local government initiatives to mitigate the impact of the COVID-19 pandemic, including additional restrictions on business activities, shelter-in place orders and other restrictions, and the timing and amount of economic stimulus or other initiatives; (b) the Company’s ability to continue construction on development and construction projects, in each case on the timeframes and on terms currently anticipated; (c) the Company’s ability to accurately assess and predict the impact of the COVID-19 pandemic on its results of operations, financial condition, dividend policy, acquisition and disposition activities and growth opportunities; and (d) the Company’s ability to maintain compliance with the covenants under its existing debt agreements or to obtain modifications to such covenants from the applicable lenders. The Company expressly disclaims any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, provision for non-cash unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as property revenues (base rent, expense reimbursements, termination fees and other revenue) less property expenses (rental expenses and real estate taxes). NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO and Normalized FFO has been included at the end of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2021	2020
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,658,609	$1,680,943
Held for development	6,294	13,607
Construction in progress	72,535	63,367
	1,737,438	1,757,917
Accumulated depreciation	(285,814)	(253,965)
Net real estate investments	1,451,624	1,503,952
Real estate investments held for sale	80,751	1,165
Cash and cash equivalents	35,247	40,998
Restricted cash	5,196	9,432
Accounts receivable, net	29,576	28,259
Notes receivable, net	126,429	135,432
Construction receivables, including retentions, net	17,865	38,735
Construction contract costs and estimated earnings in excess of billings	243	138
Equity method investment	12,685	1,078
Operating lease right-of-use assets	23,493	32,760
Finance lease right-of-use assets	46,989	23,544
Acquired lease intangible assets	62,038	58,154
Other assets	45,927	43,324
Total Assets	$1,938,063	$1,916,971

LIABILITIES AND EQUITY
Indebtedness, net	$917,556	$963,845
Liabilities related to assets held for sale	41,364	—
Accounts payable and accrued liabilities	29,589	23,900
Construction payables, including retentions	31,166	49,821
Billings in excess of construction contract costs and estimated earnings	4,881	6,088
Operating lease liabilities	31,648	41,659
Finance lease liabilities	46,160	17,954
Other liabilities	55,876	56,902
Total Liabilities	1,158,240	1,160,169
Total Equity	779,823	756,802
Total Liabilities and Equity	$1,938,063	$1,916,971

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)
Revenues
Rental revenues	$49,461	$44,648	$192,140	$166,488
General contracting and real estate services revenues	20,463	53,863	91,936	217,146
Total revenues	69,924	98,511	284,076	383,634
Expenses
Rental expenses	11,653	11,053	46,494	38,960
Real estate taxes	5,538	4,810	21,852	18,136
General contracting and real estate services expenses	19,750	52,071	88,100	209,472
Depreciation and amortization	16,616	17,740	68,853	59,972
Amortization of right-of-use assets - finance leases	277	146	1,022	586
General and administrative expenses	3,653	3,523	14,610	12,905
Acquisition, development and other pursuit costs	1	29	112	584
Impairment charges	18,256	461	21,378	666
Total expenses	75,744	89,833	262,421	341,281
Gain on real estate dispositions	15,436	—	19,040	6,388
Operating income	9,616	8,678	40,695	48,741
Interest income	3,829	3,786	18,457	19,841
Interest expense	(8,685)	(8,097)	(33,905)	(31,035)
Loss on extinguishment of debt	(3,690)	—	(3,810)	—
Change in fair value of derivatives and other	1,344	294	2,182	(1,130)
Unrealized credit loss release (provision)	508	(29)	792	(256)
Other income (expense), net	101	(6)	302	515
Income before taxes	3,023	4,626	24,713	36,676
Income tax benefit	220	63	742	283
Net income	3,243	4,689	25,455	36,959
Net loss attributable to noncontrolling interests in investment entities	5	49	5	230
Preferred stock dividends	(2,887)	(2,887)	(11,548)	(7,349)
Net income attributable to common stockholders and OP Unitholders	$361	$1,851	$13,912	$29,840

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income attributable to common stockholders and OP Unitholders	$361	$1,851	$13,912	$29,840
Depreciation and amortization (1)	16,616	17,678	68,853	59,545
Gain on operating real estate dispositions (2)	(15,442)	—	(18,793)	(6,388)
Impairment of real estate assets	18,339	—	21,378	—
FFO attributable to common stockholders and OP Unitholders	$19,874	$19,529	$85,350	$82,997
Acquisition, development and other pursuit costs	1	29	112	584
Impairment of intangible assets and liabilities	(83)	461	—	666
Loss on extinguishment of debt	3,690	—	3,810	—
Unrealized credit loss (release) provision	(508)	29	(792)	256
Amortization of right-of-use assets - finance leases	277	146	1,022	586
Change in fair value of derivatives and other	(1,344)	(294)	(2,182)	1,130
Normalized FFO available to common stockholders and OP Unitholders	$21,907	$19,900	$87,320	$86,219
Net income attributable to common stockholders and OP Unitholders per diluted share and unit	$—	$0.02	$0.17	$0.38
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.24	$0.25	$1.05	$1.06
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.27	$0.25	$1.07	$1.10
Weighted-average common shares and units - diluted	82,280	79,171	81,445	78,309
________________________________________

(1) The adjustment for depreciation and amortization for the year ended December 31, 2020 excludes $0.4 million of depreciation attributable to the Company's joint venture partners.
(2) The adjustment for gain on operating real estate dispositions for the year ended December 31, 2021 excludes the gain on sale of easement rights on a non-operating parcel and gain on sale of non-operating land parcel.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(Unaudited)
Office Same Store(1)
Same Store NOI, Cash Basis	$6,412	$6,234	$25,614	$24,777
GAAP Adjustments (2)	124	314	838	1,583
Same Store NOI	6,536	6,548	26,452	26,360
Non-Same Store NOI (3)	519	524	2,387	1,224
Segment NOI	7,055	7,072	28,839	27,584

Retail Same Store (4)
Same Store NOI, Cash Basis	13,091	12,248	47,264	44,352
GAAP Adjustments (2)	382	933	844	3,326
Same Store NOI	13,473	13,181	48,108	47,678
Non-Same Store NOI (3)	1,916	321	9,536	6,541
Segment NOI	15,389	13,502	57,644	54,219

Multifamily Same Store (5)
Same Store NOI, Cash Basis	5,910	5,075	16,808	15,242
GAAP Adjustments (2)	222	165	731	571
Same Store NOI	6,132	5,240	17,539	15,813
Non-Same Store NOI (3)	3,694	2,971	19,772	11,776
Segment NOI	9,826	8,211	37,311	27,589

Total Property NOI	32,270	28,785	123,794	109,392

General contracting & real estate services gross profit	713	1,792	3,836	7,674
Depreciation and amortization	(16,616)	(17,740)	(68,853)	(59,972)
General and administrative expenses	(3,653)	(3,523)	(14,610)	(12,905)
Acquisition, development and other pursuit costs	(1)	(29)	(112)	(584)
Impairment charges	(18,256)	(461)	(21,378)	(666)
Gain (loss) on real estate dispositions, net	15,436	—	19,040	6,388
Interest income	3,829	3,786	18,457	19,841
Interest expense	(8,685)	(8,097)	(33,905)	(31,035)
Loss on extinguishment of debt	(3,690)	—	(3,810)	—
Unrealized credit loss release (provision)	508	(29)	792	(256)
Amortization of right-of-use assets - finance leases	(277)	(146)	(1,022)	(586)
Change in fair value of derivatives and other	1,344	294	2,182	(1,130)
Other income (expense), net	101	(6)	302	515
Income tax benefit	220	63	742	283
Net income	3,243	4,689	25,455	36,959

Net loss attributable to noncontrolling interest in investment entities	5	49	5	230
Preferred stock dividends	(2,887)	(2,887)	(11,548)	(7,349)
Net income attributable to AHH and OP unitholders	$361	$1,851	$13,912	$29,840

________________________________________

(1) Office same-store portfolio for the three and twelve months ended December 31, 2021 and 2020 excludes Wills Wharf.
(2) GAAP Adjustments include adjustments for straight-line rent, termination fees, deferred rent, recoveries of deferred rent, and amortization of lease incentives.
(3) Includes expenses associated with the Company's in-house asset management division.
(4) Retail same-store portfolio for the three and twelve months ended December 31, 2021 and 2020 excludes Delray Beach Plaza, Greenbrier Square, Overlook Village, and Premier Retail. In addition, retail same store results exclude the seven-property retail portfolio that was disposed in May 2020 (Alexander Pointe, Bermuda Crossroads, Gainsborough Square, Harper Hill Commons, Indian Lakes Crossing, Renaissance Square, and Stone House Square), Oakland Marketplace, Socastee Commons, and Courthouse 7-11, each of which were disposed in 2021. Additionally, retail same-store portfolio for the twelve months ended December 31, 2021 and 2020 excludes Apex Entertainment and Nexton Square.
(5) Multifamily same-store portfolio for the three and twelve months ended December 31, 2021 and 2020 excludes The Residences at Annapolis Junction, Edison Apartments, Johns Hopkins Village, Hoffler Place, and Summit Place. Additionally, multifamily same-store portfolio for the twelve months ended December 31, 2021 and 2020 excludes The Cosmopolitan.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684